Exhibit (l)(i)

February 7, 2007

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Cohen & Steers Select Utility Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cohen & Steers Select Utility Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the “Fund”), in connection with the Registration Statement on Form N-2, File Nos. 333-139563 and 811-21485 (the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended, relating to the issuance by the Fund of 3,400 shares of Series T7-2 taxable auction market preferred stock, par value $.001 per share, with a liquidation preference of $25,000 per share (the “Shares”) in connection with the offering described in the Registration Statement.

As counsel for the Fund, we are familiar with its Charter and Bylaws and the form of Articles Supplementary relating to the Shares (the “Articles Supplementary”), that has been filed as an exhibit to the Registration Statement. We have examined the prospectus (the “Prospectus”) included in the Registration Statement, substantially in the form in which it is to become effective. We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP, and the assumptions and limitations of that opinion are incorporated by reference herein.

Securities and Exchange Commission

February 7, 2007

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Pricing Committee of the Board of Directors of the Fund (the “Board”) has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board and the Articles Supplementary have been filed with the Maryland State Department of Assessments and Taxation, the Shares to be offered for sale pursuant to the Prospectus included in the Registration Statement will have been duly authorized and, when thereafter sold, issued and paid for in accordance with the applicable definitive underwriting agreement approved by the Board, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP